                                                                    EXHIBIT 99.1


                                 [TRANSPRO LOGO]

                                       THE HEAT TRANSFER PROFESSIONALS

                                              FOR:     TRANSPRO, INC.

                                              Contact:
                                              Richard A. Wisot
                                              Chief Financial Officer
                                              (203) 401-6452

FOR IMMEDIATE RELEASE

                                              Financial Dynamics
                                              Investors: Christine Mohrmann,
                                              Eric Boyriven, Lindsay Hatton
                                              (212) 850-5600

                TRANSPRO, INC. REPORTS THIRD QUARTER 2003 RESULTS
                         - NET INCOME INCREASES 15.4% -
               - INVENTORIES DECREASE 6.1% ON A SEQUENTIAL BASIS -

NEW HAVEN, CONNECTICUT, October 27, 2003 - Transpro, Inc. (AMEX: TPR) today announced results for the third quarter and nine months ended September 30, 2003.

Charles E. Johnson, President and CEO, stated, "Our results for the third quarter of 2003 reflected an improvement in net income over the third quarter of last year of approximately 15% despite the soft and challenging conditions we continued to face in our markets. The benefits of our restructuring program have allowed us to reduce manufacturing and operating expenses while still maintaining the commitment to quality and service our customers have come to expect from a leader in the marketplace."

Net sales for the third quarter of 2003 totaled $65.6 million, versus net sales of $65.9 million in the third quarter of 2002.

Within the Company's Automotive and Light Truck Group, net sales were $48.9 million, compared to net sales of $46.9 million in the same period a year ago. These revenue levels reflect the contributions of new sales programs introduced since last year and the acquisition of Fedco Automotive Components Company, which has entered the seasonally stronger period of its heater sales cycle. Together, they contributed revenues of approximately $5.3 million in the third quarter of 2003. It had also been anticipated that revenues would improve as a result of more normal market conditions as the Company entered its peak selling season. However, during the third quarter, customer demand declined due to continued customer realignment of inventory levels and a shorter and weaker peak selling season



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TRANSPRO, INC. REPORTS THIRD QUARTER 2003 RESULTS                         PAGE 2


reflecting milder than usual weather, and the Company also continued to experience competitive pricing pressure.

In the Heavy Duty Group, net sales for the third quarter of 2003 were $16.7 million compared to $19.0 million in the same period last year. The group's revenues reflect expected declines resulting from Original Equipment Manufacturer ("OEM") sales programs phased out at the end of 2002, as well as milder than usual weather patterns and a weak general industrial market, which continued to adversely impact Heavy Duty Aftermarket Unit sales into the third quarter of 2003. The Company continues to expect new customer programs, including the recently announced Monaco Coach and Cummins Power Generation programs, to begin replacing these OEM revenues in the fourth quarter of 2003. In addition, as previously announced, sales in 2002 benefited from higher volumes reflecting customer purchases in anticipation of heavy truck engine changes caused by new emission regulations.

In the third quarter of 2003, Transpro reported consolidated gross margin of $13.2 million, or 20.1% of net sales, versus a consolidated gross margin of $14.4 million, or 21.8% of net sales, in the year ago period. Consolidated gross margins in the year ago period include approximately $0.5 million in restructuring charges associated with the closure of its Maquoketa, Iowa plant. Gross margins for the third quarter of 2003 continue to reflect the impact of lower sales volumes and pricing pressure as a result of the current soft market environment, which masked the benefits of the Company's cost reduction programs. As expected, start-up delays at Transpro's new aluminum tube mill operation were successfully addressed early in the third quarter, and will lead to lower tube and radiator core manufacturing costs in future periods as outside purchased tube is consumed. Consolidated gross margin for the third quarter of 2003 increased sequentially over a consolidated gross margin of $9.0 million, or 15.4% of net sales, in the second quarter of 2003.

For the third quarter of 2003, selling, general and administrative expenses totaled $9.1 million, or 13.8% of net sales, versus $10.6 million, or 16.1% of net sales, in the same period last year. This decrease in operating expenses reflects the Company's efforts to reduce costs and increase operational efficiency along with accrual adjustments resulting from the current soft operating environment. The Company reported operating income of $3.8 million, or 5.9% of sales, versus operating income of $3.2 million, or 4.9% of sales, in the third quarter of last year, despite the lower sales volume.

The Company recorded $0.3 million in restructuring and special charges during the third quarter of 2003. These charges primarily reflect severance costs due to headcount reductions taken during the third quarter, as previously announced, and costs related to the integration of Fedco copper/brass heater core production into the Company's Mexico facility. In the third quarter of 2002, the Company recorded restructuring charges of $1.0 million of which $0.5 million was recorded in cost of sales.

During the third quarter of 2003, the Company recorded a tax benefit of $0.6 million, which represents additional refundable income taxes as a result of filing the Company's 2002 Federal Income Tax return. The income tax provision also includes an adjustment to the effective tax rate reflecting the expected tax rate at year end.

For the third quarter of 2003, Transpro reported consolidated net income of $2.0 million, or $0.27 per diluted share, an increase of 15.4% over consolidated net income of $1.7 million, or $0.24 per diluted share, in the same period a year ago.



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TRANSPRO, INC. REPORTS THIRD QUARTER 2003 RESULTS                         PAGE 3


Inventory levels at the end of the 2003 third quarter were $72.0 million, compared to $76.6 million at the end of the second quarter of 2003 and $67.7 million at the end of last year's third quarter. The 6.1% reduction in inventories versus the 2003 second quarter reflects successful execution on the Company's plan to reduce inventory levels despite soft market conditions. The Company expects inventory levels in the fourth quarter of 2003 to be below those seen at the end of the 2003 third quarter. However, as a result of the soft conditions seen across many of the Company's markets, inventory levels are expected to exceed those seen at the end of the fourth quarter of 2002 by $3.0 to $5.0 million.

Accounts receivable for the 2003 third quarter were $49.9 million, down $7.6 million versus the year-ago period. The reduction in accounts receivable reflects the Company's ongoing efforts to accelerate the collection of certain receivables utilizing a cost effective, customer-sponsored program administered by a financial institution.

Accounts payable for the third quarter of 2003 totaled $30.3 million, compared with $28.5 million a year ago. The increase is primarily due to the Company's efforts to balance payables with the ongoing shift in customer receivables mix toward longer payment cycles, as well as higher inventory levels versus the year ago period.

For the third quarter of 2003, the Company generated operating cash flow of $2.5 million. This represents a significant improvement over an operating cash outflow of $2.9 million in the third quarter of 2002, and reflects actions the Company has taken to enhance its working capital management.

Mr. Johnson stated, "Several ongoing external factors combined to create a challenging operating environment for the Company. The selling season for our air conditioning and radiator products, which normally begins in April, began this year in late June, and ended early in September with the onset, once again, of unusually mild weather. Combined with the effects of a marketplace that continues to be soft as many customers continue to have high inventories of some products, the result has been reduced demand, a shift in our sales mix and ongoing pressure on selling prices. Against this backdrop, Transpro continued to focus on its cost reduction and cash generation initiatives, which resulted in improved operating spending ratios and positive cash flow, as we were able to enhance operational efficiency, lower unit production costs and better utilize working capital. The Company benefited from the Fedco acquisition, which contributed both revenues and profits to our quarterly results."

Net sales for the first nine months of 2003 were $176.6 million, versus $179.4 million in the 2002 nine-month period. Net sales for the Automotive and Light Truck Group were $131.2 million, compared with net sales of $127.2 million in the same period last year. Net sales in the Heavy Duty Group for the 2003 nine-month period were $45.4 million, compared with net sales of $52.2 million last year. The factors impacting the Company's revenues for the 2003 nine-month period were similar to those seen in the 2003 third quarter.

For the 2003 nine-month period, the Company reported a consolidated gross margin of $29.4 million, or 16.6% of net sales, versus $37.6 million, or 21.0% of net sales in the first nine months of 2002. Selling, general and administrative expenses totaled $29.4 million, or 16.7% of net sales, in the first




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TRANSPRO, INC. REPORTS THIRD QUARTER 2003 RESULTS                         PAGE 4


nine months of 2003, an improvement over expenses of $30.2 million, or 16.8% of net sales, a year ago.

Included in the Company's net results for both the 2003 and 2002 nine-month periods are restructuring and special charges of $1.3 million and $1.2 million (including $0.5 million classified in cost of sales), respectively. The Company's results for the 2003 nine-month period include a tax benefit of $1.3 million, which represents additional refundable income taxes as a result of filing the Company's 2002 Federal Income Tax return. In addition, the Company's results for the 2002 nine-month period included a tax benefit of $3.8 million resulting from the tax legislation enacted during March 2002 that included a provision allowing pre-tax losses incurred in 2001 and 2002 to be carried-back for a period of five years instead of two years, and a charge of $4.7 million, related to the cumulative effect of the write-off of goodwill as a result of the adoption of FASB Statement No. 142.

For the first nine months of 2003, the Company reported a consolidated net loss of $3.0 million, or $0.43 per diluted share, compared to consolidated net income of $2.3 million, or $0.32 per diluted share, in the same period a year ago.

In the 2003 nine-month period, Transpro generated operating cash flow of $4.4 million versus an operating cash outflow of $8.1 million in the year ago period.

Mr. Johnson added, "Looking ahead, we continue to face a difficult operating environment, and while there are several positive factors that will affect the fourth quarter, including ongoing efficiency improvements, the contributions of the Fedco acquisition and the ramp-up of previously announced new customer awards within our Heavy Duty Group, we cannot discount the difficult conditions we currently face. Our previous guidance assumed a return to more normalized conditions in our markets as we enter the 2003 fourth quarter, typically the weakest seasonal period for our business. However, this has not been the case. We continue to face the issues of lower than normal demand and competitive pricing pressures, and while we feel we've taken a number of actions to help address these issues, we do not feel that we will be able to offset the full effect of the dynamics we currently see in the marketplace. Therefore, assuming no further deterioration in market conditions, we currently expect that on a pre-tax basis, the 2003 fourth quarter results will approximate the pre-tax loss reported in the same period of 2002. At the same time, we anticipate strong cashflow in the fourth quarter of 2003 as a result of our ongoing efforts to lower borrowings and improve utilization of working capital."

Mr. Johnson concluded, "We remain focused on positioning Transpro for a successful 2004. To this end, we will continue to align our cost structure to compete effectively in the current marketplace and provide the best service and products possible to our customer. This will include a further review of our current distribution and plant network to ensure that our infrastructure properly supports the marketplace. We believe that our progress in reposturing the Company during 2003 will provide a strong platform for future performance as our markets return to more normal levels."

TRANSPRO, INC. is a manufacturer and supplier of heating and cooling systems and components for a variety of Aftermarket and OEM automotive, truck and industrial applications.





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TRANSPRO, INC. REPORTS THIRD QUARTER 2003 RESULTS                         PAGE 5


TRANSPRO, INC.'S STRATEGIC CORPORATE VALUES ARE:

o  Being An Exemplary Corporate Citizen
o  Employing Exceptional People
o  Dedication To World-Class Quality Standards
o  Market Leadership Through Superior Customer Service
o  Commitment to Exceptional Financial Performance


FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.



                                - TABLES FOLLOW -

                                 TRANSPRO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                           THREE MONTHS                  NINE MONTHS
                                                                        ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                                                      -----------------------     -------------------------
                                                                         2003         2002           2003           2002
                                                                      ----------   ----------      ---------      ---------
Net sales                                                              $ 65,629     $ 65,922       $176,631       $179,356
Cost of sales                                                            52,415       51,562        147,228        141,720
                                                                      ----------   ---------      ---------      ---------
Gross margin                                                             13,214       14,360         29,403         37,636
Selling, general and administrative expenses                              9,071       10,630         29,413         30,211
Restructuring and other special charges                                     302          492          1,260            675
                                                                      ----------   ---------      ---------      ---------
Operating income (loss)                                                   3,841        3,238         (1,270)         6,750
Interest expense                                                            942        1,025          2,854          2,712
                                                                      ----------   ---------      ---------      ---------
Income (loss) before taxes and cumulative effect of
     accounting change                                                    2,899        2,213         (4,124)         4,038
Income tax provision (benefit)                                              938          513         (1,143)        (2,963)
                                                                      ----------   ---------      ---------      ---------
Income (loss) before cumulative effect of accounting
     change                                                               1,961        1,700         (2,981)         7,001
Cumulative effect of accounting change                                       --           --             --         (4,671)
                                                                      ----------   ---------      ---------      ----------
Net income (loss)                                                      $  1,961     $  1,700       $ (2,981)       $ 2,330
                                                                      ==========   =========      =========      ==========
Shares outstanding:
    Basic                                                                 7,106        6,982          7,106          6,982
    Diluted                                                               7,185        7,229          7,106          7,220

Income (loss) per share before cumulative effect of accounting change:
    Basic                                                              $   0.27     $   0.24       $  (0.43)       $  0.99
    Diluted                                                            $   0.27     $   0.24       $  (0.43)       $  0.97

Net income (loss) per share:
    Basic                                                              $   0.27     $   0.24       $  (0.43)       $  0.32
    Diluted                                                            $   0.27     $   0.24       $  (0.43)       $  0.32





                                  Table 1 of 3

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                                 TRANSPRO, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                     (UNAUDITED)
                                                                 SEPTEMBER 30, 2003          DECEMBER 31, 2002
                                                                 ------------------          -----------------
  Accounts receivable, net                                           $ 49,934                      $ 54,724
  Inventories, net                                                     71,954                        64,627
  Other current assets                                                  5,494                         6,458
  Net property, plant and equipment                                    23,690                        26,552
  Other assets                                                          8,695                         8,605
                                                                    ----------                    ----------
  Total assets                                                       $159,767                      $160,966
                                                                    ==========                    ==========
  Accounts payable                                                   $ 30,253                      $ 22,577
  Accrued liabilities                                                  16,278                        18,096
  Total debt                                                           53,618                        59,596
  Other long-term liabilities                                          14,409                        12,459
  Stockholders' equity                                                 45,209                        48,238
                                                                    ----------                    ----------
  Total liabilities and stockholders' equity                         $159,767                      $160,966
                                                                    ==========                    ==========





















                                  Table 2 of 3

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                                 TRANSPRO, INC.
                            SUPPLEMENTARY INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                        THREE MONTHS                  NINE MONTHS
                                                                     ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                                               --------------------------      ------------------------
                                                                  2003              2002          2003           2002
                                                               ----------       ---------      ---------      ---------

SEGMENT DATA
Net sales:
Automotive and light truck ............                         $  48,906       $  46,924      $ 131,224      $ 127,193
Heavy duty ............................                            16,723          18,998         45,407         52,163
                                                                ---------       ---------      ---------      ---------
   Total ..............................                         $  65,629       $  65,922      $ 176,631      $ 179,356
                                                                =========       =========      =========      =========
Operating income (loss):
Automotive and light truck ............                         $   4,435       $   5,860      $   4,228      $  12,352
Restructuring and other special charges                              (302)           (118)          (688)          (100)
                                                                ---------       ---------      ---------      ---------
   Automotive and light truck total ...                             4,133           5,742          3,540         12,252
                                                                ---------       ---------      ---------      ---------
Heavy duty ............................                               625            (122)          (733)            (9)
Restructuring and other special charges                              --              (856)          (572)        (1,057)
                                                                ---------       ---------      ---------      ---------
   Heavy duty total ...................                               625            (978)        (1,305)        (1,066)
                                                                ---------       ---------      ---------      ---------
Corporate expenses ....................                              (917)         (1,526)        (3,505)        (4,436)
                                                                ---------       ---------      ---------      ---------
   Total ..............................                         $   3,841       $   3,238      $  (1,270)     $   6,750
                                                                =========       =========      =========      =========
CAPITAL EXPENDITURES ..................                         $   1,686       $   1,115      $   3,234      $   4,500
                                                                =========       =========      =========      =========









                                  Table 3 of 3


                                       END